UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – May 9, 2019

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

INTRODUCTORY NOTE

As previously reported, on October 18, 2018, Oncor Electric Delivery Company LLC (“Oncor”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Oncor, 1912 Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Oncor, Oncor T&D Partners, LP, a Delaware limited partnership and a wholly-owned indirect subsidiary of Oncor, InfraREIT, Inc., a Maryland corporation (“InfraREIT”), and InfraREIT Partners, LP, a Delaware limited partnership (“InfraREIT Partners”) pursuant to which Oncor will acquire all of the equity interests of InfraREIT and its subsidiary, InfraREIT Partners (the “InfraREIT Acquisition”). InfraREIT’s stockholders and the limited partners of InfraREIT Partners will receive $21.00 in cash per share of common stock or limited partnership unit, as applicable. Total purchase price based on the number of shares and limited partnership units of InfraREIT and InfraREIT Partners currently outstanding is approximately $1.275 billion, plus Oncor will bear certain transaction costs incurred by InfraREIT (including a management agreement termination fee of approximately $40.5 million that InfraREIT has agreed to pay Hunt Consolidated, Inc. at closing). The acquisition also includes InfraREIT’s outstanding debt, which is held by InfraREIT’s subsidiaries, and totaled approximately $946 million at March 31, 2019. The InfraREIT Acquisition is subject to the satisfaction of various closing conditions.

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 9, 2019, Oncor entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) between Oncor, as borrower, and Barclays Bank PLC, as lender and administrative agent (“Barclays”).

The Term Loan Agreement provides for a term loan credit facility in an aggregate principal amount of up to $600 million. The Term Loan Agreement has a six month term, maturing on November 9, 2019 (the “Maturity Date”). Oncor may make up to two borrowings under the Term Loan Agreement, except that the commitment of the lenders to provide up to $600 million in loans may terminate earlier than the Maturity Date upon the occurrence of certain conditions, including termination of the Merger Agreement prior to consummation of the InfraREIT Acquisition. The proceeds of any term loans made under the Term Loan Agreement may only be used to finance the repayment of indebtedness owing by InfraREIT or its affiliates and to pay expenses and fees related to the InfraREIT Acquisition.

Loans under the Term Loan Agreement bear interest at per annum rates equal to, at Oncor’s option, (i) LIBOR plus 0.65% before August 7, 2019, and LIBOR plus 0.90% on or after August 7, 2019, or (ii) an alternate base rate (the highest of (1) the prime rate as quoted in The Wall Street Journal, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1%). A ticking fee is payable to the lenders under the Term Loan Agreement in an amount equal to 0.075% per annum on the average daily undrawn amount of the commitments to make loans under the Term Loan Agreement.

The Term Loan Agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things:

•	incurring additional liens;

•	entering into mergers and consolidations; and

•	sales of substantial assets.

In addition, the Term Loan Agreement requires that Oncor maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The Term Loan Agreement also contains customary events of default for facilities of this type the occurrence of which would allow the Lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the Term Loan Agreement and cross-default provisions in the event Oncor or any of its subsidiaries defaults under its existing revolving credit facility or on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $100 million that are not discharged within 60 days.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the complete terms of the Term Loan Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of May 9, 2019, among Oncor Electric Delivery Company LLC, as borrower, and Barclays Bank PLC, as lender and administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Kevin R. Fease
Name:	Kevin R. Fease
Title:	Vice President and Treasurer

Dated: May 13, 2019